Exhibit 99.1

Antero Resources Announces Pricing of $250 Million Offering of Convertible Senior Notes

Denver, Colorado, August 18, 2020 —Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Company”) announced today the pricing of its private placement to eligible purchasers of $250 million in aggregate principal amount of 4.25% convertible senior notes due 2026 (the “Notes”). In connection with the offering of the Notes, the Company granted the initial purchasers of the Notes an option, which is exercisable within 30 days, to purchase up to an additional $50 million aggregate principal amount of the Notes. The offering is expected to close on August 21, 2020, subject to the satisfaction of customary closing conditions.

The Notes will be senior, unsecured obligations of the Company and will accrue interest at a rate of 4.25% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2021. The Notes will mature on September 1, 2026, unless earlier repurchased, redeemed or converted. Before May 1, 2026, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after May 1, 2026, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination thereof, at the Company’s election. The initial conversion rate is 230.2026 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $4.34 per share of common stock. The initial conversion price represents a premium of approximately 20% over the last reported sale price of the Company’s common stock on the New York Stock Exchange of $3.62 per share on August 18, 2020. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The Notes will be redeemable, in whole or in part, for cash at the Company’s option at any time, and from time to time, on or after March 1, 2024 and before the maturity date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading date immediately preceding the date on which the Company provides notice of redemption, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date on which the Company provides the related notice of redemption, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.

The Notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by the Company’s subsidiaries that currently or in the future guarantee the Company’s existing senior notes.

If a “fundamental change” (as defined in the indenture for the Notes) occurs, then noteholders may require the Company to repurchase their Notes for cash. The repurchase price will be equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Antero Resources estimates that it will receive net proceeds of approximately $242 million, after deducting the initial purchasers’ discounts and estimated expenses (assuming no exercise of the initial purchasers’ option to purchase additional Notes). The Company intends to use the net proceeds from the offering (including any additional net proceeds if the initial purchasers exercise their option to purchase additional Notes) to repay indebtedness under the Company’s credit facility, which amounts may be reborrowed at any time, including to fund the pending tender offers.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Notes to be offered and any shares of the Company’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as Antero Resources’ ability to successfully consummate the offering of the Notes, the terms and conditions of the Notes and the Company’s expected use of proceeds from the offering of the Notes, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health events, including the COVID-19 pandemic, potential shut-ins of production due to lack of downstream demand or storage capacity, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequently filed Quarterly Reports on Form 10-Q.

For more information, contact Michael Kennedy – SVP–Finance of Antero Resources, at (303) 357-6782 or mkennedy@anteroresources.com.